Exhibit 99.2

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EDITED TRANSCRIPT BIG - Q3 2012 Big Lots, Inc. Earnings Conference Call EVENT DATE/TIME: DECEMBER 04, 2012 / 1:00PM GMT
OVERVIEW:
BIG reported 3Q12 consolidated loss from continuing operations of $6m or $0.10 per diluted share. FY12 consolidated adjusted diluted EPS from continuing operations is expected to be $2.86-3.05. 4Q12 consolidated diluted EPS from continuing operations is expected to be $1.91-2.10.

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DECEMBER 04, 2012 / 1:00PM, BIG - Q3 2012 Big Lots, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS
Andy Regrut Big Lots Inc - Director - IR
Steve Fishman Big Lots Inc - Chairman, CEO & President
Chuck Haubiel Big Lots Inc - EVP & CAO
Joe Cooper Big Lots Inc - EVP & President - Big Lots Canada
Tim Johnson Big Lots Inc - CFO

CONFERENCE CALL PARTICIPANTS
Meredith Adler Barclays Capital - Analyst
Joe Feldman Telsey Advisory Group - Analyst
Peter Keith Piper Jaffray & Co. - Analyst
Jason Smith Canaccord Genuity - Analyst
David Mann Johnson Rice & Company - Analyst
Jeff Stein Northcoast Research - Analyst
Matt Siler Deutsche Bank - Analyst
John Zolidis Buckingham Research Group - Analyst
Matthew Boss JPMorgan - Analyst
Anthony Chukumba BB&T Capital Markets - Analyst
Patrick McKeever MKM Partners - Analyst
Anthony Lebiedzinski Sidoti & Company - Analyst

PRESENTATION

Operator

Welcome to the Big Lots third quarter 2012 teleconference. This call is being recorded. During this session, all lines will be muted until the question-and-answer portion of the call.

(Operator Instructions)

At this time, I'd like to introduce today's first speaker, Director of Investor Relations, Mr Andy Regrut. Please go ahead, sir.

Andy Regrut - Big Lots Inc - Director - IR

Thanks, Alan. Thank you everyone for joining us for our third quarter conference call. With me here today in Columbus are -- Steve Fishman, our Chairman, CEO and President; Chuck Haubiel, Executive Vice President, Chief Administrative Officer; Joe Cooper, Executive Vice President, President of Big Lots Canada; Tim Johnson, Senior Vice President, Chief Financial Officer. Before we get started, I'd like to remind you that any forward-looking statements we make on today's call involve risk and uncertainties and are subject to our Safe Harbor provisions as stated in our press release and our SEC filings and that actual results can differ materially from those described in our forward-looking statements.

Our consolidated financials include results from our US operations and from our Canadian business that was acquired on July 18, 2011. Our statements also include immaterial amounts of discontinued operations activity. All commentary today is focused on adjusted non-GAAP results from continuing operations. A reconciliation of GAAP to non-GAAP adjusted earnings and guidance is available in today's press release. This morning, Steve will start the call with a few opening comments, Chuck will provide an update on real estate, Joe will discuss Canada, TJ will comment on the financial results for the quarter and our guidance, And Steve will complete our prepared remarks before taking your questions. With that, I'll turn it over to Steve.

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DECEMBER 04, 2012 / 1:00PM, BIG - Q3 2012 Big Lots, Inc. Earnings Conference Call

Steve Fishman - Big Lots Inc - Chairman, CEO & President

Thanks, Andy. Good morning, everyone. For those of you who have followed Big Lots for any length of time, you know the third quarter has been our most challenging part of the year. It's the lowest volume quarter and quite frankly, we are in transition. Meaning a significant amount of time and focus is centered on preparing for the upcoming holiday Q4 shopping season. As we entered the third quarter this year, we knew that there would be some anxiety on the part of the consumer, a national election, an uncertain economy and a persistently difficult job market. Then towards the end of Q3, significant and severe weather issues impacted the Eastern regions of the country where many retailers including us have a strong concentration of stores.

The combination of these factors made it challenging across the retail sector. Yet, despite all of this, we delivered the sales that were consistent with what we told you back in August, with some businesses performing better than others. While I'm far from satisfied, it's important to highlight the trends in a few key categories. Electronics comped up low single-digits for the quarter against some lofty comps a year ago, proving to us this could be a year-round business. Consumables comped down low singles with businesses being flattish until October. Furniture was down low single-digits in the quarter. Upholstery and Mattresses were each positive with the decline coming in Casegoods and RTA. We believe we have a strong growth opportunity in Casegoods and Fireplaces for the Q4 holiday period. I know we're well positioned from a quality and value standpoint. Our performance will now depend upon customer demand for the product and when and if cooler weather arrives this holiday season. Early sales of Christmas Trim-a-Tree were flattish in August and September but were softer in October. I do believe we have a strong assortment, and we're prepared to be aggressive in this key holiday category. As anticipated, the balance of our more discretionary businesses were challenged. TJ will provide more color on Q3 results in a few minutes. I'll be back to wrap up and offer some holiday thoughts. But now, I'm going to turn the call over to Chuck for an update on real estate activity.

Chuck Haubiel - Big Lots Inc - EVP & CAO

Thanks, Steve. During the third quarter, we opened 27 new stores in the US and closed eight, leaving us with 1,482 stores and total selling square footage of 32.2 million. In the first three quarters of this year, we opened 55 new stores and closed 23 locations. For fiscal 2012, we now believe we will open 87 new stores and close 42 stores, ending the year with 1,495 stores in the US.

As we mentioned on our last call, we began testing full market remodels this fall. The program is designed to provide our customers with a like-new in-store experience. It represents our most extensive remodel effort to date, addresses all physical aspects of the store and presents a new merchandise layout or traffic pattern for our customers.

We selected two more established mature markets for this test, Miami, Florida and the Modesto, Fresno area in Northern California. In total, 16 stores were remodeled. The renovations have been completed and a marketing and media campaign is underway to reintroduce or re-grand open these markets to both our existing loyal customer base as well as potential new Big Lots shoppers.

The initial customer response and the on ground feedback has been positive and encouraging. However, like any other test or investment we consider, we will analyze the sales trends for a period of time at least through the holidays, and then we'll be in a better position to make a determination as to the next steps. Hopefully, we'll have a clearer understanding by our next quarterly conference call.

In Canada, we closed two stores in the third quarter and will end the year with 79 locations. As a reminder, all of the stores in Canada are Liquidation World or LW stores as we have not opened or rebranded any stores as Big Lots this year. I'll now turn it over to Joe for more information on Canada.

Joe Cooper - Big Lots Inc - EVP & President - Big Lots Canada

Thanks, Chuck. It's hard to believe, but we're now beginning our second year of operating stores and repositioning our business up in Canada. During the third quarter, we continued to make progress towards our long-term goals. From a sales perspective, volume built quarter to quarter as Q3 sales of $39.0 million were 11% higher than the second quarter and slightly above our initial guidance of $35 million to $38 million. We saw strength in the merchandising categories of consumables, Furniture and Home, as customers continue to respond favorably to our focus on expanded assortments, higher quality, and extreme value through closeouts. The net loss of $4.3 million, or $0.07 per diluted share, was also near the favorable end of our guidance range. Inventory content and breadth of assortment continued to improve as all major categories are now well-represented. In many of our key holiday strategies, we piggy-backed along with the US assortment and in doing so, we're offering the customer newness and value they haven't seen from this business. With that, I'll turn it over to TJ.

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DECEMBER 04, 2012 / 1:00PM, BIG - Q3 2012 Big Lots, Inc. Earnings Conference Call

Tim Johnson - Big Lots Inc - CFO

Thanks, Joe. Good morning, everyone. I'm going to cover Q3 results and then speak to our guidance. Sales for US operations were $1.095 billion for the third quarter, a decrease of 1.9% compared to the $1.117 billion we reported for Q3 last year. Comparable store sales for stores open at least 15 months decreased 4.6%, which was in line with our guidance. August and September were better than October, which appears to be a trend according to what other retailers have articulated recently. As expected, the latter part of October and early November were difficult times to be in the retail business as the customer was intently focused on the general election which was then taken one step further by the unfortunate severe weather conditions in the Eastern Region of the country, where we do have a concentration of our stores.

For the third quarter of fiscal 2012, the operating loss from Continuing Operations for our US business was $2.4 million, as compared to operating profit of $15.8 million for the same period last year. Our gross margin rate of 38.1% was down 90 basis points to last year. This was consistent with our expectations, as we anticipated a need for incremental markdowns in our discretionary businesses. Additionally, our lower margin categories, namely Electronics and Consumables, comped better than our higher margin discretionary businesses, creating some merchandise mix pressure as well. Total expense dollars were $420 million, and the third quarter expense rate was 38.4%, up 80 basis points to last year. Expense deleverage came from higher depreciation and higher healthcare costs and the deleveraging impact of a negative 4.6% comp on certain fixed expenses. These items of deleverage were partially offset by lower equity related compensation expense. Interest expense of US operations was slightly higher than the prior year and our US tax benefit of 55.5% included favorable activity related to state hiring credits.

In summary, our US business reported a loss from continuing operations of $1.7 million, or $0.03 per diluted share for the third quarter of fiscal 2012, compared to last year's income from continuing operations of $0.17 per diluted share. Our results in the US compare favorably to guidance provided at the end of August which called for a loss of $0.13 to $0.20 per share. Our sales and gross margin rate were as expected, leaving the large majority of our favorability to guidance coming from lower expenses. Throughout the third quarter, the team worked diligently to keep costs lean in the areas of distribution, transportation, advertising and store payroll, recognizing that sales were going to be challenging. Also during Q3, it became apparent certain financial goals were not likely to be achieved which necessitated an adjustment to our accruals related to equity compensation expense. Additionally, we did receive approximately $0.01 of good news in the tax rate coming from the aforementioned state hiring credits.

As Joe mentioned, our net loss in Canada was $4.3 million or $0.07 per diluted share, which was consistent with the favorable end of our August guidance.

So in total, from a consolidated point of view, we reported a loss from continuing operations of $6.0 million or $0.10 per diluted share compared to our August guidance of a loss for continuing operations of $0.20 to $0.30 per diluted share. This compares to income from continuing operations of $4.2 million or $0.06 per diluted share a year ago.

Moving on to the balance sheet, inventory on a consolidated basis, ended the third quarter of fiscal 2012 at $1.19 billion, compared to $1.1 billion last year. The increase was driven by growth and improvement of inventory content related to our Canadian operations, a 3% increase in US store count, and a 3% increase in per store inventory in our US stores.

Capital expenditures for the third quarter of fiscal 2012 totaled $39.7 million, compared to $54.8 million last year. On a year-to-date basis, CapEx totaled $100.4 million, versus $102.3 million a year ago. Depreciation expense for Q3 was $26.6 million, an increase of $3.7 million to last year.

We ended the quarter with $66.3 million of cash and cash equivalents and $463 million of borrowings under our credit facility. This compares to $60 million of cash and cash equivalents last year and $285 million of borrowings under our credit facility.

During the third quarter of fiscal 2012, we invested $51.3 million to repurchase 1.6 million shares. On a year-to-date basis, we have invested $299 million to repurchase 8.1 million shares of Company stock, or approximately 13% of our outstanding share base, as of the beginning of fiscal 2012. Our share repurchase activity this quarter completed the $200 million share repurchase program we announced in May of 2012.

Moving on to Q4 and full year 2012 guidance. For our US business, we are updating our Q4 guidance of income from continuing operations to be in the range of $1.95 to $2.10 per diluted share, compared to income from continuing operations of $1.83 per diluted share in the fourth quarter of fiscal 2011. This forecast assumes a low to mid single-digit decline in comparable store sales, a lower gross margin rate, with expenses as a percent of sales flat to slightly higher than last year, given the forecasted decline in sales comps.

In Canada, fourth quarter sales are expected to be in the range of $48 million to $52 million. At this level of sales, we anticipate our operating results will be in the range of a $2 million loss to the potential of breaking even for the all-important holiday quarter. This translates to a range of loss of $0.04 per diluted share to breakeven and compares to sales of $36.6 million in the fourth quarter of 2011, when we incurred a net loss of $5 million, or $0.08 per diluted share.

For the consolidated Company, income from continuing operations is estimated to be in the range of $1.91 to $2.10 per diluted share, compared to income of $1.75 per diluted share for the fourth quarter of fiscal 2011.

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DECEMBER 04, 2012 / 1:00PM, BIG - Q3 2012 Big Lots, Inc. Earnings Conference Call

Our outlook for fiscal 2012 EPS has increased based on our better than expected third quarter results. Our estimates now call for consolidated adjusted income from continuing operations to be in the range of $2.86 to $3.05 per diluted share. This compares to fiscal 2011 of $2.99 per diluted share. For fiscal 2012, we expect to generate approximately $125 million of cash flow. For our US operations, we estimate adjusted income from continuing operations for the full year of 2012 to be in the range of $3.12 to $3.27 per diluted share. This compares to our 2011 result of $3.18 per diluted share. Our annual guidance is based on total sales increase in the 1% to 3% range and a comparable store sales decrease in the low single-digits.

The adjusted gross margin rate for fiscal 2012 is expected to be lower than 2011 driven by higher markdowns and merchandise mix pressure. Expenses as a percent of sales are expected to increase in this model with the majority of the increase coming from higher depreciation and higher healthcare costs and the deleveraging impact of a negative low single-digit comp.

Filling out the rest of the US P&L for 2012, we expect net interest expense of approximately $4 million. The effective income tax rate is forecasted to be in the neighborhood of 38.0% to 38.5%.

For our Canadian operations for fiscal 2012, we expect sales to be in the range of $154 million to $158 million, with a net loss in the range of $0.22 to $0.26 per diluted share. Now to Steve for some closing remarks.

Steve Fishman - Big Lots Inc - Chairman, CEO & President

Thanks, TJ. We've touched on a number of subjects this morning and given you detail on our expectations for holiday, both in the US and Canada. As I look at Q4 and the balance of the holiday season, we're managing our business very tightly, with caution but also with a bit of encouragement as well. The first two to three weeks of November were soft across the retail landscape, where the impact of the general election and Hurricane Sandy impacted consumer behavior and also impacted our business. Then, with the Thanksgiving week and Black Friday weekend, our sales trend in the broader retail environment improved.

In particular, during the peak of traffic in the last week of November, we were encouraged by performance of some of our most important holiday categories. So we do have an assortment which is relevant and provides tremendous value for this holiday season which is encouraging. The question is, which consumer trend will unfold for the all-important month of December? You will note that we've widened our range of expectations for the fourth quarter, which reflects both our caution and a hint of optimism that businesses trends could improve. We will be aggressive from now until December 24 and through the fourth quarter. I'm confident we will make good decisions on inventory levels and inventory management.

Speaking more broadly and looking further out into 2013 and the future, there are three key areas of focus which hopefully will change the direction of our business. First, it's all about merchandise. I know I've said this before, but I think the challenges we've experienced so far this year are a good example of what I mean. When we have merchandise in our stores with a compelling value proposition, regardless of the price point, our customers respond favorably. I do not believe there's a structural issue within our business model and our challenges are fixable with detailed execution. John Martin and the entire merchandising team will improve our product assortments and will continue to work with major manufacturers to get branded merchandise for our stores on a more consistent basis. This focus sharpened our thinking as we continue to work through the Long Range Plan. It helps us to remember to make merchandise first.

Next, we're working to reduce the customer barriers to shopping our stores. These days it's easy for consumers to develop an excuse to shop somewhere else. They have numerous options at retail and online. We need to provide them every reason and enhanced incentives to come to Big Lots. On our last call, we talked about three key potentially major game-changing initiatives, testing coolers and freezers, testing full market remodels, and testing changes to our Rewards loyalty program. All three of these efforts are directed at evolving with our customers and making it easier for them to shop our stores. Additionally, there are several merchandise category opportunities we believe are relevant in 2013 which could increase the number of reasons for customers to shop Big Lots. I think it's important to walk away knowing that we are proactively working to break down customer shopping barriers real or perceived.

With respect to Canada, the progress to date has been on target. We've taken a business that hasn't made money in over five years and we're turning it around. TJ provided guidance for the fourth quarter that included the possibility of breaking even in Q4. Now it's time to take the business to the next level. In late spring or early summer of next year, we'll look to start to advertise and market Big Lots in Canada by opening a couple of new stores and rebranding a handful of existing LW stores as Big Lots. Canada is an important growth vehicle for the future. It's a long-term growth strategy and we've hit the short-term milestones. Now, we need to begin to realize its potential.

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DECEMBER 04, 2012 / 1:00PM, BIG - Q3 2012 Big Lots, Inc. Earnings Conference Call

Before we go to Q&A, after a tremendous amount of thought and consideration, I've announced my intentions to our Board of Directors to retire in 2013. My retail career has been an incredible journey and very fulfilling through growing businesses, repositioning strategies, and my passion for watching people develop, grow and succeed. After nearly 40 years of hard work, long hours and extensive travel, I'm excited to embark on this new chapter enjoying the years ahead with my family and friends. Over the last nearly eight years as CEO of this Company, we've enjoyed tremendous success, growing our business and generating record profits. We've taken a business that was marginally profitable in 2005 to EPS of nearly $3 per share last year. We've generated over $2 billion worth of cash during that same time, to reinvest in our business, add jobs, and to improve the overall financial well-being of our associates and shareholders. I'm incredibly proud of what this team has accomplished. I've committed to the Board to remain in charge as long as it takes to ensure a smooth and orderly transition of my role and responsibilities, after which I will be available on a consultative role well into the future. Working with the Board of Directors, we will be evaluating talent both internally as well as through a nationwide external search to find the next leader of this great business. So with that, I'll turn it back over to Andy.

Andy Regrut - Big Lots Inc - Director - IR

Thanks, Steve. Alan, we would now like to open the lines for questions at this time.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions)

Meredith Adler, Barclays.

Meredith Adler - Barclays Capital - Analyst

I want to say something to Steve about good luck on the next phase, but I guess we'll have an opportunity to say that again later. I have a couple questions. The first would be about the performance for Black Friday -- and post-Thanksgiving holiday weekend and to the extent that it's possible to look back through November and sort of adjust for Hurricane Sandy, would you have said that the month of November would have been disappointing or encouraging if you could have adjusted for that?

Tim Johnson - Big Lots Inc - CFO

Yes, Meredith, this is TJ. I'll start and maybe Steve can chime in on some of the categories as it relates to November. Hurricane Sandy did have an impact in a region of the country where you know we've had some growth strategies in the Northeast up and down the coast to add stores. So that did have an impact on our results. We're not quantifying at this time as to the specifics of -- comps would have been X versus Y. But certainly, we saw an impact to our business during that time frame. It's difficult to really pull apart, given the fact that there was a pretty significant event going on with the election during that time frame. For the month of November, though, it is fair to say that, as we worked through the month and got to really the last week of the month with a pretty robust Thanksgiving ad and a lot of plans and work that went into the Black Friday weekend, that we did see our business trends improve. Again, I think that's probably consistent with what you've heard from other retailers at least as we reviewed the November sales releases.

Steve Fishman - Big Lots Inc - Chairman, CEO & President

I'd only add that particularly, the businesses that we really stressed and that we have aggressive plans from a Thanksgiving day perspective, which was good. Actually as the day went on, we saw the day improve. Our feelings were that probably a lot of people were trying to get out for those early openings to some of the other people and hopefully stopped by our operation. But the whole day was good and Black Friday was acceptable. So that those two days particularly in the Seasonal areas and we've kind of reiterated and talked about the Casegoods part of the business because of the Fireplace business, Electronics particularly in Tablets and the Accessories, all performed to expectations or better.

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DECEMBER 04, 2012 / 1:00PM, BIG - Q3 2012 Big Lots, Inc. Earnings Conference Call

So I think that's why we're tempering our commitment to the quarter. But certainly, we saw trend changes and things were better at the end of the month than they were in the beginning of the month. All along I will say, frankly, that we've anticipated this. I've seen, particularly in the major election years, every four years, particularly as you get into the middle to end of October and the first week or two of November have always been a challenge. Unfortunately, this was no different and just compounding the Sandy issue didn't help.

Operator

Joe Feldman, Telsey Advisory Group.

Joe Feldman - Telsey Advisory Group - Analyst

First, Steve, yes, I'm sure we'll speak again, but congratulations on your next part of life. You'll be missed for sure. I guess the question we had was on merchandising. Anything we can -- you can help us understand in terms of some of the organizational changes that you've made within the merchandising operation this year and how that's maybe had an impact on the quarter? Is that still more going to happen -- the impact will really be next year, we'll see?

Steve Fishman - Big Lots Inc - Chairman, CEO & President

I mean, I think we were pretty open and honest with what happened to us in the early and to middle part of the year. Clearly, we made a change 90 days ago at the very top level in merchandising. But there's been stabilization since that period of time. I think, we believe very strongly that merchandisers and great merchants who are stabilized in areas for an extended period of time always perform a lot better in our business and understand it a lot better. John and I feel pretty good about where our organization is right this second compared to where it was even 90 days ago.

Our anticipation is, we'll start to reap those benefits as we go into the first and second quarter of next year. So stabilizing the merchants and not getting picked off by competitors which has not been a history that we had been used to for long periods of time. But hopefully people want great people from great organizations. But people want to be here. People want to do great jobs. They're incentiveized the right way, more than competitively. We've got a really great group of people today that I'm very, very comfortable with and very proud of.

Joe Feldman - Telsey Advisory Group - Analyst

Got it. Thanks. If I could just -- a quick follow-up. Loyalty program, I know -- any updated color there, in things you're testing and any early reads or --

Steve Fishman - Big Lots Inc - Chairman, CEO & President

I think it's too early to talk about the tests, since we really are just in the midst of them. The loyalty program has over 14 million loyalty members, which is just an amazing number to us and continues to grow; although, not at the rate it was growing two or three years ago. But we continue to see people wanting to come online. We're looking at some creative and innovative things right now that hopefully we'll be able to talk about a whole lot more on the next conference call.

Operator

Peter Keith, Piper Jaffray.

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DECEMBER 04, 2012 / 1:00PM, BIG - Q3 2012 Big Lots, Inc. Earnings Conference Call

Peter Keith - Piper Jaffray & Co. - Analyst

I want to ask a broader question about the traffic and ticket trends. I understand that you don't like to provide any quantification to those, but there does seem to be some confusion out there with investors on maybe what has changed with those two comp components this year relative to historic results. So I'm wondering if maybe you could just speak to the traffic and ticket this year and maybe if one of those has deviated from the historic norm to your surprise.

Tim Johnson - Big Lots Inc - CFO

Yes, Peter, it's TJ. I think when we talk about merchandising and merchandising content and some of the challenges we've had this year, I think intuitively you have to kind of conclude that's impacting both basket and transactions. Clearly, the strategy for a number of years now has been about better quality goods, better brands and with that, the customer understands a different price point structure. That's not likely to change any time soon. But I think from our perspective, anyway, the better and better we get at getting back on track in terms of merchandising content, ought to have some level of impact on both of those metrics.

Steve Fishman - Big Lots Inc - Chairman, CEO & President

We're staying incredibly focused. I think we've already talked about it a couple of times about understanding that transactions are going to have to continue to improve. The average basket and average unit retail has been the thing that we've relied upon year after year after year and continues to be an emphasis for us. But a lot of the strategies in the Long Range Plan revolve around transactions. So again, I think we'll feel a lot more comfortable in the March conference call talking about it.

Operator

Jason Smith, Canaccord.

Jason Smith - Canaccord Genuity - Analyst

This is Jason Smith on for Laura Champine. I was just wondering if you could maybe touch upon inventories a little bit heading into Q4? You're guiding for same store sales down low to mid single-digits, inventory is up 8% year-over-year heading into the quarter. Any thoughts on where you want that inventory level to be?

Tim Johnson - Big Lots Inc - CFO

Jason, I do want to clarify something real quickly, because I've seen in a couple notes this morning already, there's a little bit of confusion maybe on inventories. 8% up year-over-year involves three things, not just one thing, three things. Canada, which is fully assorted today and candidly at the end of third quarter last year was at its low point in inventory. That's one aspect of growth. The second aspect is 3% increase in store count. What you're left with is a 3% increase in comp store inventory or same store sales inventory. Now, that is different than our guidance for fourth quarter of negative low to mid single-digits. However, the majority of our fourth quarter business is pre-planned well in advance, particularly in the Seasonal areas, some of the Fireplace initiatives and Electronics, other parts of the business where we have pre-planned inventories for the fourth quarter in hopes that our business trends do improve. As Steve mentioned, there's a little bit of hint of optimism in our forecast for fourth quarter, but there's also some realism, knowing that the first part of the quarter was tougher.

So I'll add to the fact that, all along we've said that we are very prepared to be aggressive on inventories and margins and markdowns in the fourth quarter if need be. So I think we are managing the inventory as tightly as we can without putting risk, further risk on the fourth quarter business of making cuts that we might regret later. We have a history of trying to be as clean as possible on inventories. In particular, in Seasonal and Trim, marking product down. You'll start to see us move onto our glidepath here in the next few days which is not unusual in Trim and in all holiday-related categories. So we're not in a position that we're going to be forecasting inventories quarter by quarter. We've never done that so I can't answer that question for you. But from a numbers standpoint, hopefully that helps you understand where we are and what we're looking to do in the fourth quarter. If Steve wants to add anything.

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DECEMBER 04, 2012 / 1:00PM, BIG - Q3 2012 Big Lots, Inc. Earnings Conference Call

Steve Fishman - Big Lots Inc - Chairman, CEO & President

Well, the other thing is, is that the content is decent. Remember, we're in the value and surprise and opportunity business. There are a lot of opportunities that are going on right now. I don't want to give anybody the impression, because somebody will write, oh, they said there's huge opportunities. There are good opportunities that are available. We've been taking opportunities all along the way as we'll continue to do. We know of really good opportunities that we've been offered for January and February, which would be indicative of -- specifically, we take goods when they're available to us. If they're great deals, we'll take advantage of it. So overall, look, other than the fact that our average store is up about 3% right now, I think that's more than anything just a function of some of the things that we pre-planned in the business.

If the trends continue -- I mean, I don't really have any issues. We constantly monitor where we're at on a week to week basis and between Tim and myself and John Martin and Lisa Bachmann and the two general merchandise Managers we sit down once a week taking a look at where the action needs to be taken. So that we can alleviate inventory and do it intelligently and we're continuing to do that. So I don't have any concerns at this particular point at all where we're at other than the deals that are coming in, I'm excited about -- in January, particularly and in February. So I don't think we view it quite the same.

Operator

David Mann, Johnson Rice.

David Mann - Johnson Rice & Company - Analyst

Steve, congratulations on a great tenure. I remember when the stock was -- when you started turning the business around. First question on expenses. Can you talk a little bit about how you expect to continue to keep expenses relatively well-managed? Also, if you could quantify how much the bonus change was in the third quarter?

Tim Johnson - Big Lots Inc - CFO

Yes, David, it's TJ. I'll start and Steve can chime in or anyone else can chime in. I guess if you look at our results on a consolidated basis and understand Canada was at the favorable end of the range, no change or no surprise there. The surprise or the improvement in earnings came in the US operations. If you look at where we ended in the US and kind of compare it to the midpoint of the range, so-to-speak, you're going to find that there was probably about $0.12 or $0.13. Give us $0.01 for the tax rate which was really about some hiring credits that were better than we would have anticipated.

So you're left with say $0.11 or $0.12. I would split that evenly between lower equity-related compensation expense and better performance in the areas that we mentioned, distribution, transportation, advertising and store payroll. That's a function of a lot of things, David. It's not just a goal and go figure it out. It's about inventory and how we manage it. It's about cartons and carton value. There's a number of different initiatives. It's about some testing that we did in advertising that had some favorable results and we rolled. There was a number of initiatives going on all the time in the business especially in those three key areas where we have some of our larger expenses.

As you look to fourth quarter or look forward, I would just suggest to you that as we've worked through the Long Range Plan, both as an executive team and also in consulting with the Board, that mantra will not change. Those areas, key areas where we have our largest pockets of expense will continue to have initiatives and will continue to be challenged, because we understand that keeping the comp leverage point as low as possible, which for the past several years has been relatively flat or slightly positive, keeping that leverage point as low as possible is key to making this model work.

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DECEMBER 04, 2012 / 1:00PM, BIG - Q3 2012 Big Lots, Inc. Earnings Conference Call

Steve Fishman - Big Lots Inc - Chairman, CEO & President

The other thing, David, I'll just add -- or I'll finish. We've always said we've been consumed with the cost structure of our business. We'll never -- we'll be relentless forever and ever and ever and hopefully that will carry on for years and years and years to come. But if you think about the capital investments that we've made in the business, particularly in the last few years, we're starting to reap the benefits of those kinds of things. We took the low-hanging fruit in 2006 and 2007 and into 2008. But since that time, we've invested $40 million in new register systems. We've invested $40 million plus in SAP. Our distribution network is more efficient than it's ever been before. We're working on a new warehouse management system for the spring of next year to start executing in a couple of our DCs. We're taking advantage of the things that we're capable of doing in the stores today and will be in to the next three years that we were never capable of doing before, just because we didn't have the systems available and the training and the development. So you can be assured that this Company is going to be focused on continuing to reduce the overall cost structure of its business. We'll continue to be relentless for a long period of time to come.

Operator

Jeff Stein, Northcoast Research.

Jeff Stein - Northcoast Research - Analyst

Steve, again, I'll add my congratulations on a great tenure at Big Lots. Couple questions on merchandising. Can you talk about what's going on in the Furniture business and also Consumables? It looked like in the quarter your Consumables business took a step back. It seemed like heading in, you had some momentum with the tail end of the P&G deal benefiting you. Then Furniture, what is going to change as we move into 2013 in terms of what the customer can expect to see in the first quarter, which is an important quarter for Furniture?

Steve Fishman - Big Lots Inc - Chairman, CEO & President

Consumables was really doing fine until we got into the month of October. I don't really view it so much as the deal that you alluded to from that national brand retailer. We still have some of that inventory and it's still doing quite well for us. Actually, the Food portion of the business continues to perform fairly well. It's the HBC part of the business that is not performing as well as we would like it to perform at this particular point. But there's a lot going on right now that hopefully you'll see going into January and into the first quarter. So although I'm always concerned and I lose sleep every night, I feel pretty good that we're on the right track there, along with the captive label, Fresh Finds programs and international food programs and things like that. So our feet isn't touching the ground there and there's a lot going on in the way of deals through a number of the major manufacturers, so there's a lot of package changes that are going on right now. Thank goodness for us, that will be benefit us going into January and into the first quarter.

From a Furniture perspective, actually, although slightly disappointed maybe for the third quarter, things are better now. The Mattress business has really been good. The Casegoods business is showing life. For the first time, particularly in the Bedroom part of the business and the Fireplace business is getting better. We feel really good going into the first quarter, some exciting new things that are coming in. There are some Long Range Plan changes and tests that we have going on that we are going to start to execute in the first half of next year. So that ought to be a real game changer and take us to the next level of doing things a little bit differently. I will not discuss them in any more detail until we get into February. But know for a fact for about the last eight months, we have some really interesting ideas, how to take that Furniture business well over that $1 billion range which has been one of our better growth businesses over the last five or six years and continues to be a leader in the business. So we continue to be aggressive in Furniture. I think you can expect to see some real fun things in January and into February. So I feel real good about that.

Operator

Charles Grom, Deutsche Bank.

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DECEMBER 04, 2012 / 1:00PM, BIG - Q3 2012 Big Lots, Inc. Earnings Conference Call

Matt Siler - Deutsche Bank - Analyst

It's Matt for Chuck. Thanks for taking my question. I was hoping you could expand a little bit and talk about your leverage position. I just noticed it's about as high as it's been in about 10 years. I was just wondering if you could talk about the plans for that kind of going forward? Thanks.

Tim Johnson - Big Lots Inc - CFO

Yes, Matt. I noticed that comment in your note this morning. I'd just remind everybody out there that as we go into second -- as we go from second to third quarter, we do have Seasonal borrowing needs every year. So if you look at how debt levels or the revolver built from second quarter to third quarter and you look at how it built last year and the year before, you're going to find that there was really no difference. So coming out of second quarter, going into third, the last three years anywhere -- our Seasonal inventory needs, our Seasonal borrowing needs have gone up anywhere between say, $220 million to $250 million. So, if you go back and look at the history, maybe you might have a different impression. Outside of that, what I would suggest to you is there really hasn't been a philosophical change in how we use the revolver.

We saw an opportunity during the earlier parts of the year. The Board approved and we executed a share repurchase program, similar to what we've done in the past. We used the facility from time to time to fund initiatives or investments like that. Even though this year has not been the year that we had hoped for originally, we're still going to come out of this year in round numbers with anywhere we could -- between call it $175 million and $200 million on the revolver, assuming we achieve our guidance. As you know from following us, first quarter is one of our heaviest cash flow quarters of the year. So we would expect to pay that down pretty meaningfully. So the revolver is there for us to use when we see opportunities. But I guess we view it a little bit differently in that the third quarter to second quarter relationship this year was really no different than what typically occurs.

Operator

John Zolidis, Buckingham Research Group.

John Zolidis - Buckingham Research Group - Analyst

I was just curious, can you guys comment on the Wall Street Journal article on the insider selling, how do you view that? Do you think it's appropriate to put together your 10b5-1 plans in the way that you have? Thank you.

Chuck Haubiel - Big Lots Inc - EVP & CAO

I guess I'll take it. It's Chuck. First of all, I think there was a couple different topics that were addressed in that article. Certain, I think, individuals they referenced trading under 10b5-1 plans and certain individuals who frankly traded during an open window without a 10b5-1 plan. We certainly understand the rules, follow the rules and there's probably not a whole lot more to add.

Operator

Matthew Boss, JPMorgan.

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DECEMBER 04, 2012 / 1:00PM, BIG - Q3 2012 Big Lots, Inc. Earnings Conference Call

Matthew Boss - JPMorgan - Analyst

Couple questions. As we look to next year on Canada, should we think about getting back to profitability or what's the time-line for that segment?

Joe Cooper - Big Lots Inc - EVP & President - Big Lots Canada

Hi, Matt, it's Joe. Listen, we're very pleased with the progress up in Canada. This year, we've been on target, raising the productivity in the stores, improving the gross margin, certainly improving our expense structure and the assortment, building out the assortment throughout the box and feel like we're ready to launch the brand in 2013, as we mentioned on our prepared comments, rebranding a few stores and opening some new stores. But at this point, we're not going to go into a guidance mode for 2013. We'll talk more about that in March.

Operator

Anthony Chukumba, BB&T Capital Markets.

Anthony Chukumba - BB&T Capital Markets - Analyst

This is a question also for Joe on Canada. Certainly understand in terms of not giving guidance, but now that you've been there for a little over a year, I was just wondering what your general impressions are? What has maybe positively surprised you? What has negatively surprised you? How your outlook on the Canadian opportunity might be different than it was when you guys first bought the business? Thanks.

Joe Cooper - Big Lots Inc - EVP & President - Big Lots Canada

Yes, good question. Certainly significant learnings over the last 18 months and more than ever feel great about the opportunity up in Canada. Went to the ICSC Real Estate Show a while back and looking at real estate across the country, certainly higher lease costs than the US, but we feel like we've got an opportunity to expand and succeed up there. The supply chain and -- the freight costs and supply chain costs up there is something that we've worked through and certainly had to address, but we feel like the customer has responded very favorably to our offering. We do offer a unique shopping experience. There's really nobody up there with our scale that does what we do and feel better than ever that we'll be successful.

Steve Fishman - Big Lots Inc - Chairman, CEO & President

I'll tie into that, Anthony too. I can't speak so much to the surprises or the things that we feel good or bad about other than whenever you buy something traditionally it's always a little bit worse than you think it's going to be. I think Joe and the organization along with the support and the help of the team down here took the time to find the right people and build an organization that in some cases would have been a lot more difficult to do, had you started something from ground up and there would have been a little bit more patience probably from the market. But we reacted as fast as we possibly could. I think we're seeing things every day that we feel really good about. Absolutely a business that had chased customers away for years and years and years and not given them a reason to want to come and shop us, in 12 months are coming back to levels that they hadn't seen in a long period of time. We know that there is less competition in the value-price business in Canada than there is here in the United States. So we continue to be unbelievably excited about the long-term growth opportunity of Canada. It's going to be a major contributor to the profitability of this Corporation in the years to come.

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DECEMBER 04, 2012 / 1:00PM, BIG - Q3 2012 Big Lots, Inc. Earnings Conference Call

Operator

Patrick McKeever, MKM Partners.

Patrick McKeever - MKM Partners - Analyst

Just on the frozen and refrigerated food plans for next year, I was just wondering if you could maybe run through that again. Has anything changed in terms of the plan there since you talked about it a few months ago and maybe you could just remind us of the time-line and the markets and that sort of thing?

Steve Fishman - Big Lots Inc - Chairman, CEO & President

There's absolutely no change whatsoever, Patrick. We hope to have 70 plus stores up and running by the spring or -- late spring, early summer is what we said and that's only a function of time-line to be able to make the transitions in those store locations. Nothing's changed whatsoever.

Patrick McKeever - MKM Partners - Analyst

Okay.

Steve Fishman - Big Lots Inc - Chairman, CEO & President

We think it's going to be a very interesting test for us, not just to get extra business but one of the key issues that could be a game changer from a transaction standpoint and that's the reason to do it. Other than the fact that, I'll reiterate what I reiterated when I announced that we were taking a look at it. 46 million Americans are on some form of food assistance, it's double what it was four years ago. Now that we are 90 days past the last conference call and it looks like the administration is going to be the same administration for the next four years as it was for the last four years, I don't think that's going to change on a downward note. I think if anything, it will continue to go up. So I think we're making a wise decision to do the test. We will be more than happy to share those test results with you when we have some time behind them.

Patrick McKeever - MKM Partners - Analyst

Then thinking about the holiday outlook for toys. Just wondering if you could share your thoughts there and talk about how you're positioned? I mean, I know last year you -- going into the holidays you had reduced the amount of square footage dedicated to traditional toys and shifted some investment -- some dollars into electronics and accessories, headphones, that sort of thing. Just wondering what you're thinking about this year for the toy category overall?

Steve Fishman - Big Lots Inc - Chairman, CEO & President

It's exactly the way that we anticipated it. The toy business is all about telephones, tablets and electronic accessories to go along with those things. That's where the toy business is for us today.

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DECEMBER 04, 2012 / 1:00PM, BIG - Q3 2012 Big Lots, Inc. Earnings Conference Call

Patrick McKeever - MKM Partners - Analyst

As far as just space allocation to traditional?

Steve Fishman - Big Lots Inc - Chairman, CEO & President

It's the same. It's the same as last year. It's the same as last year. We didn't reduce the space. We reduced the inventory levels. We reduced the emphasis on the classification; although, I don't think we're any less aggressive in the marketing part of our business. But the marketing tools have been placed in the categories that are going to give us a better traffic return in electronics and accessories and headphones, although we're still running toys. We continue to do that. But the marketing of them is slightly diminished from a year ago but the space is the same.

Operator

Anthony Lebiedzinski, Sidoti & Company.

Anthony Lebiedzinski - Sidoti & Company - Analyst

I was wondering if you guys could give us any comments as to store openings, first for next year? I know you mentioned your plans for Canada. But for the US, any sort of early read for 2013 store openings?

Steve Fishman - Big Lots Inc - Chairman, CEO & President

We'll share those with you in March as we always do.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Okay. If I could have just one quick question here. As far as your healthcare costs now with Obamacare here, likely to stay, certainly -- so, how do you see those trending over the next couple years?

Steve Fishman - Big Lots Inc - Chairman, CEO & President

That's a good question. Our concern isn't so much if you understand the program the way that it's written and executed right now into 2013, it would be 2014 that us and everybody else would take the biggest hit. We've been working very closely with our healthcare providers and things like that, so that we understand what we're going to want to do. So continue to support our employees the way that they so deservedly continue -- need to be supported from a healthcare standpoint, but we need to be realistic on what the Company can afford to be able to do. We're on top of it, as I'm sure everybody else is also. The biggest issue is 2014 right now.

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DECEMBER 04, 2012 / 1:00PM, BIG - Q3 2012 Big Lots, Inc. Earnings Conference Call

Operator

Meredith Adler, Barclays.

Meredith Adler - Barclays Capital - Analyst

Actually, I think now all my questions have been asked. Thank you very much.

Steve Fishman - Big Lots Inc - Chairman, CEO & President

Thank you all very much.

Operator

Ladies and gentlemen, a replay of this call will be available to you within the hour and will end at 11.59 PM on Tuesday, December 18, 2012. You can access the replay by dialing the following --toll free in USA and Canada, 1-888-203-1112 and entering the passcode of 6404714. Internationally you can dial 719-457-0820 and entering the same passcode, that's 6404714. Ladies and gentlemen, this does conclude today's presentation. Thank you for your participation. You may now disconnect.

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